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Item 6.

Exhibit 11


                                                                      Three Months          Nine Months
                                                                         Ended                 Ended
                                                                     June 30, 1998        June 30, 1998
                                                                    ----------------     ----------------

Computation of per share earnings


Net income                                                               $779,021            $2,216,396
                                                                       ----------            ----------

Weighted average common shares outstanding                              1,614,972             1,612,675
                                                                       ----------            ----------

Common stock equivalents due to dilutive effect of stock options           81,998                75,079
                                                                       ----------            ----------

Total weighted average common shares and equivalents outstanding        1,696,970             1,687,754
                                                                       ----------            ----------

Basic earnings per common share                                             $0.48                 $1.37
                                                                       ----------            ----------

Diluted earnings per common share                                           $0.46                 $1.31

                                                                       ----------            ----------
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